Exhibit 99.1

Genasys Inc. Reports Fiscal Third Quarter 2023 Financial Results

Genasys Protect Re-Brand and Launch Underway

SAN DIEGO – August 10, 2023 – Genasys Inc. (NASDAQ: GNSS), the leader in Protective Communications solutions, today announced financial results for the Company’s fiscal third quarter ended June 30, 2023.

Richard S. Danforth, Chief Executive Officer of Genasys, Inc., commented, “As expected, revenues for the June quarter improved versus the second quarter and were in line with the year-ago quarter. Adjusted EBITDA improved sequentially but was lower year over year, reflecting the ongoing investment in Genasys Protect. With recurring revenue up 47% year over year, and year-to-date software bookings up 180%, I am more confident than ever in our strategic investment in diversifying our business.”

Mr. Danforth continued, “The steady growth and expansion of our recurring software revenue footprint is gaining momentum. Recent competitive wins in Colorado, Texas, and the East Coast of the United States further demonstrate the value we are delivering with Genasys Protect™. Based on existing orders and orders currently in contracting, we have secured over $5 million of ARR, up 100% year over year. We anticipate that the rebranding launch commenced earlier this week, combined with the rollout of new Genasys Protect sales and marketing initiatives this fall, will further accelerate software ARR and revenue growth next fiscal year.”

Fiscal 3Q 2023 Financial Highlights

●	Revenue of $14.3 million, versus $14.2 million in 3Q 2022
●	GAAP operating loss of ($1.5) million, versus, ($0.6) million in 3Q 2022.
●	Adjusted EBITDA loss of ($0.4) million, versus profit of $0.4 million in 3Q 2022.
●	GAAP net loss per share of ($0.04) versus ($0.02) in 3Q 2022.

Business Highlights

●	Executed branding relaunch, with an updated website, go-to-market, and product UI.
●	Expanded coverage to 16% of Colorado with Boulder County’s adoption of Genasys Protect.
●	Selected for first statewide contract for Genasys Protect.
●	Awarded protective communications contract in a large East Coast city, displacing a key competitor

●	Received $10.7 million follow-on AHD program of record order from U.S. Army

Business Outlook

Software bookings are tracking ahead of internal expectations. Recent competitive wins and our brand relaunch earlier this week provide added confidence in our solutions and go-to-market approach. While our hardware pipeline continues to grow, delays in closing associated orders continue to challenge this year’s revenues. As a result, we are realigning our resources accordingly. Genasys expects Fiscal 2023 to be down from Fiscal 2022 with fourth quarter revenues approximately 5% below the prior quarter.

Fiscal 3Q 2023 Financial Summary

Fiscal Third quarter revenue was $14.3 million, an increase of 0.8% from $14.2 million in the prior year's quarter. Software revenue increased 27.9% and hardware revenue decreased 0.7%, compared with the fiscal 2022 third quarter.

Gross profit margin was 46.9%, compared with 48.5% in the third quarter of fiscal 2022. The improvement comes from hardware pricing beginning to reflect higher component costs and the somewhat higher mix of software revenues, which carry higher gross margins.

Operating expenses were $8.1 million, compared with $7.5 million in the same period a year ago. Selling, general and administrative expenses increased 3.8% from $5.8 million in the prior year to $6.0 million in the quarter ended June 30, 2023. Research and development expenses increased 25.4% year-over-year from the addition of 12% more engineers over the prior year to increase the features and functionality of our software offerings.

GAAP net loss in the quarter was $1.4 million, or ($0.04) per share, compared with a GAAP net loss of $0.6 million, or ($0.02) per share, in the third quarter of fiscal 2022. The increase in net loss was primarily due to the increased operating expenses resulting from additional engineering, sales and marketing employees.

Adjusted EBITDA was ($0.4) million for the third quarter of fiscal 2023, compared with $0.4 million for the prior fiscal year period.

Year To Date Fiscal 2023 Financial Summary

Revenue for the first nine months of fiscal 2023 was $36.0 million, compared with $38.0 million in the same period last year.

Gross profit margin was 45.7%, compared with 50.9% in the first nine months of fiscal 2022. The decrease in gross profit margin was due primarily to the higher cost of components costs in fiscal 2023 orders that were booked prior to inflationary component cost increases being realized, and lower overall sales volume.

Operating expenses were $24.8 million, compared with $22.1 million in the same period a year ago. The increase was largely due to a 9.8% increase in selling, general and administrative expenses, primarily related to strategic growth spending to accelerate SaaS revenue, and a 19.6% increase in research and development expenses related to the hiring of additional software engineers.

GAAP net loss was $8.3 million, or $(0.23) per diluted share, compared with a net loss of $2.4 million, or $(0.07) per share, in the prior year period. The increase in net loss was primarily attributable to the increased cost of sales due to higher component costs and higher operating expenses, which resulted from hiring additional software engineering, sales, and marketing employees.

Adjusted EBITDA was $(5.1) million for the first nine months of fiscal 2023, compared with $0.8 million in the first nine months of fiscal 2022.

Cash, cash equivalents and marketable securities totaled $6.9 million on June 30, 2023, compared with $19.9 million on September 30, 2022. Accounts Receivable at quarter end totaled $10.4 million versus $6.7 million on September 30, 2022. Since quarter end, significant collections have been made and as of last Friday, August 4th, our Cash, cash equivalents and marketable securities balance was approximately $9 million.

We include in this press release Non-GAAP operational metrics of adjusted EBITDA and bookings, which we believe provide helpful information to investors with respect to evaluating the Company’s performance. Adjusted EBITDA represents our net income before other income, net, income tax expense (benefit), depreciation and amortization expense and stock-based compensation. We do not consider these items to be indicative of our core operating performance. The items that are non-cash include depreciation and amortization expense and stock-based compensation. Adjusted EBITDA is a measure used by management to understand and evaluate our core operating performance and trends and to generate future operating plans, make strategic decisions regarding allocation of capital and invest in initiatives that are focused on cultivating new markets for our solutions. In particular, the exclusion of certain expenses in calculating adjusted EBITDA facilitates comparisons of our operating performance on a period-to-period basis. We consider bookings as leading indicators of future revenues and use these metrics to support production planning. Bookings is an internal, operational metric that measures the total dollar value of customer purchase orders executed in a period, regardless of the timing of the related revenue recognition.

Webcast and Conference Call Details

Management will host a conference call to discuss the financial results for the third quarter of fiscal year 2023 this afternoon at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To access the conference call, dial toll-free (888) 390-3967, or international at (862) 298-0702. A webcast will also be available at the following link: https://www.webcaster4.com/Webcast/Page/1375/48683

Questions to management may be submitted before the call by emailing them to: ir@genasys.com. A replay of the webcast will be available approximately four hours after the presentation on the page of the Company’s website.

About Genasys Inc.

Genasys Inc. (NASDAQ: GNSS) is the global leader in Protective Communications Solutions and Systems, designed around one premise: ensuring organizations and public safety agencies are “Ready when it matters™”. The company provides the Genasys Protect platform, the most comprehensive portfolio of preparedness, response, and analytics software and systems, as well as Genasys Long Range Acoustic Devices (LRAD®) that deliver directed, audible voice messages with exceptional vocal clarity from close range to 5,500 meters. Genasys serves state and local governmental agencies, and education (SLED); enterprise organizations in critical sectors such as oil and gas, utilities, manufacturing, and automotive; and federal governments and the military. Genasys Protective Communications Solutions have diverse applications, including emergency warning and mass notification for public safety, critical event management for enterprise companies, de-escalation for defense and law enforcement, and automated detection of real-time threats like active shooters and severe weather. Today, Genasys protects over 70 million people globally and is used in more than 100 countries, including more than 500 cities, counties, and states in the U.S. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in any forward-looking statement. The risks and uncertainties in these forward-looking statements include without limitation the business impact of geopolitical conflict, epidemics or pandemics, and other causes that may affect our supply chain, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2022. Genasys Inc. disclaims any intent or obligation to publicly update or revise forward-looking statements, except as otherwise specifically stated.

Investor Relations Contacts

Brian Alger, CFA

SVP, IR and Corporate Development

ir@genasys.com

(858) 676-0582

Genasys Inc.
Condensed Consolidated Balance Sheets
(Unaudited - in thousands)

	June 30,
	2023	September 30,
	(unaudited)	2022

ASSETS
Current assets:
Cash and cash equivalents	$2,971	$12,736
Short-term marketable securities	3,549	6,397
Restricted cash	755	100
Accounts receivable, net	10,353	6,744
Inventories, net	7,950	6,008
Prepaid expenses and other	1,683	3,577
Total current assets	27,261	35,562
Long-term marketable securities	392	781
Long-term restricted cash	96	823
Deferred tax assets, ne	7,399	7,373
Property and equipment, net	1,666	1,757
Goodwill	10,348	10,118
Intangible assets, net	8,958	10,505
Operating lease right of use asset	4,094	4,541
Prepaid expenses and other - noncurrent	547	394
Total assets	$60,761	$71,854

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,324	$2,334
Accrued liabilities	8,182	12,083
Operating lease liabilities, current portion	998	948
Total current liabilities	12,504	15,365

Other liabilities, noncurrent	116	907
Operating lease liabilities, noncurrent	4,551	5,189
Total liabilities	17,171	21,461

Total stockholders' equity	43,590	50,393
Total liabilities and stockholders' equity	$60,761	$71,854

Genasys Inc.
Condensed Consolidated Statements of Operations
(Unaudited - in thousands except per share amounts)

	Three months ended		Nine months ended
	June 30,		June 30,
	2023	2022	2023	2022
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$14,262	$14,152	$35,962	$37,997
Cost of revenues	7,567	7,289	19,510	18,654
Gross profit	6,695	6,863	16,452	19,343

Operating expenses:
Selling, general and administrative	6,004	5,785	18,443	16,794
Research and development	2,141	1,707	6,357	5,314
Total operating expenses	8,145	7,492	24,800	22,108

Loss from operations	(1,450)	(629)	(8,348)	(2,765)
Other income and expense, net	1	9	(4)	12
Loss before income taxes	(1,449)	(620)	(8,352)	(2,753)
Income tax benefit	(26)	(31)	(18)	(367)
Net loss	$(1,423)	$(589)	$(8,334)	$(2,386)

Net loss per common share:
Basic and diluted	$(0.04)	$(0.02)	$(0.23)	$(0.07)

Weighted average common shares outstanding:
Basic and diluted	37,053	36,567	36,855	36,459

Reconciliation of GAAP measures to non-GAAP measures

Net loss	$(1,423)	$(589)	$(8,334)	$(2,386)
Other income and expense, net	(1)	(9)	4	(12)
Income tax benefit	(26)	(31)	(18)	(367)
Depreciation and amortization	636	638	1,918	1,920
Stock based compensation	396	355	1,329	1,650
Adjusted EBITDA	$(418)	$364	$(5,101)	$805